Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-233477

Supplementing the Prospectus Supplement dated March 1, 2021

(To Prospectus dated August 27, 2019)

$2,150,000,000

Keurig Dr Pepper Inc.

$1,150,000,000 0.750% Senior Notes due 2024

$500,000,000 2.250% Senior Notes due 2031

$500,000,000 3.350% Senior Notes due 2051

Final Term Sheet

March 1, 2021

Issuer:	Keurig Dr Pepper Inc.

Guarantors:	The Notes will be fully and unconditionally guaranteed by certain of the Issuer’s domestic subsidiaries and all of the Issuer’s existing and future subsidiaries that guarantee any of its other indebtedness

Security:	0.750% Senior Notes due 2024	2.250% Senior Notes due 2031	3.350% Senior Notes due 2051

Size:	$1,150,000,000	$500,000,000	$500,000,000

Maturity Date:	March 15, 2024	March 15, 2031	March 15, 2051

Coupon:	0.750%	2.250%	3.350%

Issue Price:	99.997%	99.689%	99.624%

Yield to Maturity:	0.751%	2.285%	3.370%

Benchmark Treasury:	UST 0.125% due February 15, 2024	UST 1.125% due February 15, 2031	UST 1.625% due November 15, 2050

Benchmark Treasury Price and Yield:	99-18¼; 0.271%	96-30+; 1.455%	86-22+; 2.240%

Spread to Benchmark Treasury:	0.48% (48 basis points)	0.83% (83 basis points)	1.13% (113 basis points)

Interest Payment Dates	March 15 and September 15, commencing on September 15, 2021	March 15 and September 15, commencing on September 15, 2021	March 15 and September 15, commencing on September 15, 2021

Optional Redemption:

Make-Whole Call:	T+10 basis points (prior to March 15, 2022)	T+15 basis points (prior to December 15, 2030)	T+20 basis points (prior to September 15, 2050)

Par Call:	On or after March 15, 2022	On or after December 15, 2030	On or after September 15, 2050

Trade Date:	March 1, 2021	March 1, 2021	March 1, 2021

Settlement Date (T+10):	March 15, 2021	March 15, 2021	March 15, 2021

CUSIP / ISIN:	49271V AL4 / US49271VAL45	49271V AN0 / US49271VAN01	49271V AM2 / US49271VAM28

Denominations/Multiple:	$2,000 x $1,000

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

SMBC Nikko Securities America, Inc.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Rabo Securities USA, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
Mediobanca—Banca di Credito Finanziario S.p.A.
Janney Montgomery Scott LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about March 15, 2021 referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

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